Exhibit 99.1

FOR RELEASE AT 8:00 AM ET	For more information, contact:
JULY 30, 2009	Thomas F. Rose
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications
Phone (386) 418-8888

Kate Sharadin
The Sharadin Group, LLC
Phone (425) 869-9778

RTI BIOLOGICS ANNOUNCES 2009 SECOND QUARTER RESULTS

– Company Will Hold Conference Call at 9:00 a.m. ET –

ALACHUA, Fla. (July 30, 2009) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading processor of orthopedic and other biologic implants, reported operating results for the second quarter ended June 30, 2009 as follows:

Quarterly Highlights:

•	Record quarterly revenues of $41.1 million

•	Net income of $1 million, or $0.02 per fully diluted share

•	Launched five new spine implants with four distributors, including initial implants launched with our newest distributor, Aesculap

•	Launched initial dermis implant with ENTrigue for use in the otolaryngology market

•	Record quarterly revenue in sports medicine

•	Increased number of direct biologic representatives by 6 to a total of 35

•	Record revenue of $3.0 million in domestic hernia repair, an increase of more than 140 percent over the previous year’s period

Revenues were $41.1 million for the second quarter of 2009, representing a 1 percent increase compared to revenues of $40.8 million for the second quarter of 2008. Revenues were $79.8 million for the first half of 2009, representing a 13 percent increase compared to revenues of $70.7 million for the first half of 2008. The increase in year-over-year revenues for the first half reflects the inclusion of Tutogen Medical since Feb. 28, 2008. Tutogen revenues for the period Jan. 1, 2008 to Feb. 27, 2008 were $8.5 million, including international revenues of $3.0 million.

For the second quarter of 2009, the company reported net income of $1 million and net income per fully diluted share of $0.02 based on 54.7 million fully diluted shares outstanding, compared to net income of $1.5 million and net income per fully diluted share of $0.03 for the second quarter of 2008, based on 55.8 million fully diluted shares outstanding. The decline in net income for the period was due to lower gross margins primarily related to the mix of implants distributed. For the first half of 2009, the company reported net income of $2.1 million and net income per fully diluted share of $0.04 based on 54.6 million fully diluted shares outstanding, compared to net income of $2.1 million and net income per fully diluted share of $0.05 based on 47.2 million fully diluted shares outstanding for the same period last year.

“Overall, we are pleased with our second quarter results,” said Brian K. Hutchison, RTI chairman and chief executive officer. “We are keeping a watchful eye on the impact of global economic conditions on our markets and procedure volumes. At this time we feel that we are on track to meet our overall expectations for this year.”

Revenue Analysis

Domestic revenues were $35.7 million for the second quarter and $68.0 million for the first half of 2009, representing increases of 4 percent and 12 percent respectively over prior year results. The increase in revenues for the first half reflects the inclusion of Tutogen revenues for six months in 2009 versus the period of Feb. 28 to June 30, 2008 in the prior year. For the second quarter and first half of 2009, the strongest domestic performance was in surgical specialties, with sequential and year-over-year growth rates that exceeded market growth rates. Spine revenues also exceeded the company’s anticipated growth rates for the periods, offsetting declines in dental and bone graft substitutes revenues.

International revenues, which include exports and distribution from our German and French operations, were $5.4 million for the second quarter of 2009 and $11.8 million for the first half of 2009, representing a decrease of 15 percent and an increase of 15 percent respectively compared to the prior year period. During the second quarter and first half of 2009, currency exchange fluctuations resulted in a decrease in revenues of $547,000 and $1.2 million respectively compared to prior year periods. These currency exchange fluctuations are the primary reason for the decline in the second quarter revenues. In addition, first half revenues reflect the inclusion of Tutogen revenues for six months in 2009 versus the period of Feb. 28 to June 30, 2008 in the prior year.

2009 Outlook

The company announced in a guidance release on Jan. 16, 2009 that 2009 revenues are estimated to be $166 to $168 million, with fully diluted earnings per share of $0.11 to $0.13. There are no changes to this guidance at this time.

Agreement with Davol Inc.

On July 13, 2009, RTI and Davol Inc., a subsidiary of C.R.Bard Inc., amended their agreement for exclusive worldwide distribution rights for dermal allografts for use in hernia repair. Under the amended agreement, which is effective for ten years, RTI will supply Tutoplast® sterilized dermal allografts for exclusive worldwide distribution by Davol for breast reconstruction.

“We are particularly pleased about our expanded agreement with Davol for the breast reconstruction market,” Hutchison said. “With this agreement we are able to streamline our hernia and breast reconstruction businesses with an industry leading distributor. Based on the growth of our hernia repair business in the past year, we look forward to excellent growth in our breast reconstruction business as well.”

Conference Call

RTI will hold a live conference call and simultaneous audio Web cast on Thursday, July 30, 2009 at 9:00 a.m. ET to discuss second quarter results. The conference call can be accessed by dialing (877) 856-1968. The Web cast can be accessed through the investor section of RTI’s Web site at www.rtix.com. A telephone replay of the call will be available through August 15, 2009 and can be accessed by calling (888) 203-1112, passcode 9722430; the replay will also be available at www.rtix.com.

About RTI Biologics Inc.

RTI Biologics Inc. was formed when Regeneration Technologies Inc. and Tutogen Medical Inc. merged on Feb. 27, 2008. The company is now the leading provider of sterile biological implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening, precision shaping and when possible, using proprietary, validated sterilization processes.

These allograft and xenograft implants are used in orthopedic, dental, hernia and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics – from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing validated sterilization processes that include viral inactivation steps. Two such processes – the BioCleanse® Tissue Sterilization Process and the Tutoplast® Tissue Sterilization Process – have a combined record of more than two million implants distributed with zero incidence of allograft-associated infection. These processes have been validated by tissue type to inactivate or remove viruses, bacteria, fungi and spores from the tissue while maintaining biocompatibility and functionality.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international locations in Neunkirchen, Germany, and Aix-en-Provence, France. The company is accredited by the American Association of Tissue Banks in the United States.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates”, “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008 (1)
Total revenues	$41,131	$40,828	$79,754	$70,738
Costs of processing and distribution	22,332	21,416	42,804	37,526

Gross profit	18,799	19,412	36,950	33,212

Expenses:
Marketing, general and administrative	15,128	14,665	30,064	25,132
Research and development	1,831	2,185	3,656	4,103
Restructuring charges	—	82	42	450
Asset abandonments	83	—	83	—

Total expenses	17,042	16,932	33,845	29,685

Operating income	1,757	2,480	3,105	3,527

Total other expense—net	(185)	(26)	(92)	(37)

Income before income tax provision	1,572	2,454	3,013	3,490
Income tax provision	(551)	(950)	(960)	(1,341)

Net income	$1,021	$1,504	$2,053	$2,149

Net income per common share—basic	$0.02	$0.03	$0.04	$0.05

Net income per common share—diluted	$0.02	$0.03	$0.04	$0.05

Weighted average shares outstanding—basic	54,265,017	53,771,326	54,240,041	45,786,111

Weighted average shares outstanding—diluted	54,744,921	55,824,147	54,627,627	47,241,155

(1)	Includes results of operations for the former Tutogen Medical, Inc. from February 28, 2008 to June 30, 2008.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		TMI Jan 1 - Feb 27
	2009	2008	2009	2008 (1)	2008 (2)
Fees from tissue distribution:
Spine	$10,891	$10,052	$20,670	$18,792	$210
Sports medicine	10,121	9,987	19,718	19,202	53
Dental	7,322	8,217	14,615	11,700	4,957
Surgical specialties	6,389	4,947	11,216	6,505	2,148
Bone graft substitutes	3,757	3,959	7,619	8,731	—
General orthopedic	1,364	2,238	3,567	3,003	1,156
Other revenues	1,287	1,428	2,349	2,805	(31)

Total revenues	$41,131	$40,828	$79,754	$70,738	$8,493

Domestic revenues	35,692	34,456	68,001	60,521	5,452
International revenues	5,439	6,372	11,753	10,217	3,041

Total revenues	$41,131	$40,828	$79,754	$70,738	$8,493

(1)	Includes revenues for the former Tutogen Medical, Inc. (TMI) from February 28, 2008 to June 30, 2008; revenues for the period totaled $6,353.
(2)	Revenues for TMI for the period January 1, 2008 to February 27, 2008.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$14,167	$20,076
Accounts receivable—net	15,443	14,668
Inventories—net	88,866	75,182
Prepaid and other current assets	20,578	21,784

Total current assets	139,054	131,710
Property, plant and equipment—net	47,137	47,622
Goodwill	134,688	134,432
Other assets—net	22,293	20,316

Total assets	$343,172	$334,080

Liabilities and Stockholders’ Equity
Accounts payable	$25,008	$16,915
Accrued expenses and other current liabilities	16,174	18,803
Short-term borrowings and current portion of long-term obligations	3,429	5,803

Total current liabilities	44,611	41,521

Long-term liabilities	14,469	11,509

Total liabilities	59,080	53,030
Stockholders’ equity:
Stock and additional paid-in capital	404,732	403,787
Accumulated other comprehensive loss	(721)	(765)
Accumulated deficit	(119,919)	(121,972)

Total stockholders’ equity	284,092	281,050

Total liabilities and stockholders’ equity	$343,172	$334,080

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Cash flows from operating activities:
Net income	$1,021	$1,504	$2,053	$2,149
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	1,876	2,000	3,681	3,579
Stock-based compensation	413	407	836	855
Change in working capital	(607)	(5,329)	(8,566)	(5,595)
Other	(287)	729	(2,166)	(1,837)

Net cash provided by (used in) operating activities	2,416	(689)	(4,162)	(849)

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,600)	(1,288)	(1,908)	(2,091)
Cash acquired in merger, net of transaction costs	—	(330)	—	1,268
Proceeds from sale of marketable securities	—	5,192	—	5,192
Proceeds from sale of property, plant and equipment	18	18	18	63
Patent costs	(112)	(140)	(224)	(140)

Net cash (used in) provided by investing activities	(1,694)	3,452	(2,114)	4,292

Cash flows from financing activities:
Proceeds from exercise of common stock options	80	1,198	99	1,479
Excess tax benefit from exercise of common stock options	10	229	10	229
Net payments on short-term obligations	(1,647)	(240)	(2,882)	(240)
Proceeds from long-term obligations	4,049	—	5,549	—
Payments on long-term obligations	(2,127)	(1,546)	(2,428)	(2,152)

Net cash provided by (used in) financing activities	365	(359)	348	(684)

Effect of exchange rate changes on cash and cash equivalents	19	(14)	19	9

Net increase (decrease) in cash and cash equivalents	1,106	2,390	(5,909)	2,768
Cash and cash equivalents, beginning of period	13,061	18,938	20,076	18,560

Cash and cash equivalents, end of period	$14,167	$21,328	$14,167	$21,328

###